Exhibit 19.1
Insider Trading Policy of Tellurian Inc.

As Amended and Approved by the Board of Directors to be
Effective as of March 23, 2023

I.Introduction
The Company’s Board of Directors has adopted this policy to promote compliance with federal, state, and foreign securities laws that prohibit insider trading in securities, by providing in this policy general guidelines for Directors, Officers, and Employees to follow when aware of material non-public information about the Company or Other Entities. In order to avoid even the appearance of trading on material non-public information about the Company and to facilitate compliance with certain transaction reporting obligations under applicable U.S. federal securities laws, this policy also provides procedures for Directors and Officers to follow when conducting transactions in Company securities and reporting such transactions to the SEC and, as required, applicable stock exchanges.
This policy applies to all members of the Board of Directors of the Company, all Officers of the Company, and all Employees of the Company and its Affiliates. The Company may also determine that other persons should be subject to this policy, such as contractors or consultants who have access to material non-public information about the Company. This policy also applies to Family Members and entities who or which are influenced, directed, or controlled by a person covered by this policy. This policy does not, however, apply to personal securities transactions of any Family Member where the purchase or sale is made by a third party not controlled by, influenced by, or related to the Director, Officer, Employee, or such Family Members.
Each individual subject to this policy is responsible for making sure that he or she complies with this policy, and that any Family Member or related entity whose transactions are subject to this policy also complies with this policy. In all cases, the responsibility for determining whether an individual is aware of material non-public information rests with that individual, and any action on the part of the Company or any Officer or Employee who takes part in administering this policy on behalf of the Company does not in any way constitute personal legal advice for the individual or insulate the individual from liability under applicable securities laws.
There are no exceptions to this policy unless specifically noted herein. Transactions that may seem necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure or tax obligation), or small transactions, are not excepted from this policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation.
What is “insider trading”?
“Insider trading” refers generally to buying or selling a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material non-public information about the security or the disclosure of material non-public information to others or recommending the purchase or sale of securities on the basis of such information.

Who is an insider?
An “insider” can be anyone who, by virtue of a special relationship with a company, possesses material non-public information regarding the company and can include directors, officers and employees of the company.
What is material non-public information?
“Material” information is information that a reasonable investor would consider important in making an investment decision (e.g., whether to purchase, sell, or hold a position in a security). Materiality must be assessed on both a quantitative and qualitative basis. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances.
“Non-public” information is information which has not been both disclosed to and widely disseminated among the general marketplace. Once information is disclosed and widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until (i) after the second full day of trading after the day on which the information is broadly released or (ii) as otherwise determined by the General Counsel.
While it is not possible to define all categories of material information, some examples of information that typically would be regarded as material are:
•Financial results/earnings or related projections for a fiscal quarter or year-end, or changes thereto;
•Significant operational developments or results;
•Public or private securities offerings;
•Corporate actions such as stock splits, calls, redemptions, or repurchases of shares;
•Significant pending or proposed merger, joint venture, acquisition, or tender offer;
•Pending or proposed disposition or acquisition of a significant asset;
•Execution or termination of significant contracts or joint ventures;
•Changes to any dividend policies;
•Significant changes in the ownership of a company, its actual or planned operations, or management;
•Significant related party transactions;
•Significant bank borrowings or other financing transactions out of the ordinary course;
•Bankruptcy or similar proceedings (or significant solvency/liquidity issues) relative to a company or its major customers or suppliers;
•Pending or threatened significant litigation or litigation exposure, or the resolution of such litigation; and
•Other events requiring the filing by a company of a Form 8-K.
Potential Criminal and Civil Liability
Insider trading violations are pursued vigorously by the SEC, the Department of Justice, and state enforcement authorities, and can result in significant civil or criminal liability for the Company and its Directors, Officers, and Employees. Any violation of this policy by a Director, Officer, or Employee may result in disciplinary action, including termination.
II.Procedures Regarding the Use, Disclosure and Protection of Material Non-Public Information
A.Duty of Confidentiality
1.As a Director, Officer, or Employee, you have a duty to maintain the confidentiality of material non-public information about the Company and

Other Entities. If it is unclear as to whether information is “material” and “non-public,” contact the Company’s General Counsel promptly for assistance in determining the sensitivity of the information.
2.Material non-public information regarding the Company and Other Entities may not be disclosed to any person outside the Company and its Affiliates, except:
a.To a person who owes a duty of trust or confidence to the Company (such as an attorney, investment banker, or accountant);
b.To a person who expressly agrees in writing with the Company to maintain the disclosed information in confidence (e.g., pursuant to a non-disclosure agreement with the Company); or
c.With respect to information regarding the Company, as authorized by the Company’s senior management and in accordance with the Company’s procedures, including disclosure controls and procedures and pursuant to the Company’s Regulation FD policy, for external disclosure of information regarding the Company (e.g., in SEC filings or press releases).
3.Internal communications of material non-public information may only be transmitted within the Company and its Affiliates on a need-to-know basis.
B.Guidelines for the Preservation of Confidentiality
The following are “guidelines” and are not exhaustive:
To preserve the confidentiality of confidential or material non-public information:
1.Do not discuss or share the information with anyone other than those who need to know the information for a legitimate business reason and communicate to recipients that the information is confidential or contains material non-public information and that they should also not share the information except on a need-to-know basis and as authorized;
2.Avoid transporting the information outside the Company;
3.Avoid leaving the information unattended in office common areas such as conference rooms or copy areas; and
4.Avoid discussing the information outside the Company and in public venues including elevators, airplanes, buses, taxis, and limousines.
C.Process to Follow Upon Certain Disclosures of Material Non-Public Information
1.Disclosure of material non-public information regarding the Company or Other Entities to external parties not in accordance with the Company’s procedures, including as described herein, for external disclosure of information regarding the Company (e.g., in SEC filings or press releases) shall be promptly brought to the attention of the Chief Executive Officer, Chief Financial Officer, and General Counsel.
a.Material non-public information regarding the Company shall not be disclosed to broker-dealers, investment bankers, investment companies, investment advisers, institutional investment managers, persons associated with investment advisers, broker-dealers, and institutional investment managers (including investment/securities analysts), and holders of the Company’s securities where it is reasonably foreseeable that such holders will trade on the basis of that information unless in accordance with the Company’s Regulation FD policy.
b.The Chief Executive Officer and Chief Financial Officer shall consult with the General Counsel regarding disclosures of material non-public information about the Company or Other Entities to persons other than those referenced in Section II.C.1.a and regarding any corrective action necessary to address disclosures not made in accordance with the Company’s Regulation FD policy.
III.Procedures to Prevent Trading in Securities while Aware of Material Non-Public Information
A.Prohibitions
1.No Trading on Material Non-Public Information. Directors, Officers, and Employees and their respective Family Members are prohibited from engaging in transactions in the securities of the Company while aware of material non-public information about the Company or its Affiliates, except as otherwise permitted by this policy, or in transactions in the securities of Other Entities while aware of material non-public information about such Other Entities learned in the course of working for the Company or its Affiliates (it being understood that the trading restrictions in this Section III.A do not apply to a change in the number of Company securities held by Directors, Officers, and Employees and their respective Family Members as a result of a stock split or stock dividend applying equally to all Company securities of a class, or similar transactions). For the purpose of this policy, (i) securities include, but are not limited to, stocks, bonds, debentures, and options and (ii) gifts of Company securities are considered trades or transactions in Company securities.
2.No Short-Term Trading in Company Securities by Directors and Officers and their Family Members. Directors and Officers of the Company and their respective Family Members are prohibited from engaging in short-term trading in the securities of the Company, which is the purchase and subsequent sale or sale and subsequent purchase of a class of Company securities within a six-month period. Section 16(b) provides that Directors and Officers must disgorge any profits gained from any such opposite-way transactions within a six-month period. This strict liability is not based on intent or any other factors.
3.No Short Sales or Sales Against the Box in Company Securities. Directors, Officers, and Employees and their respective Family Members are prohibited from engaging in a short sale of the Company’s securities, including any sale against the box, which is a form of short sale in which the seller owns a sufficient number of shares to cover the sale, but borrows from a broker or other person the shares to be delivered against the sale.
4.No Investments in Derivatives of the Company’s Securities. Directors, Officers, and Employees and their respective Family Members are prohibited from engaging in any transactions in put options, call options, or other derivative securities with respect to Company’s securities.
5.No Hedging Transactions in the Company’s Securities. Directors, Officers, and Employees and their respective Family Members are prohibited from engaging in any hedging transactions with respect to the Company’s securities.

6.No Pledging of the Company’s Securities. Directors, Officers, and Employees are prohibited from pledging Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.
7.No Trading During Blackout Periods.
Standard Blackout Periods for Insiders Other Than Directors. Insiders, other than Directors of the Company, and their Family Members are precluded from trading in the securities of the Company:
a.Beginning on the 7th day prior to each fiscal quarter end through the second full day of trading (or as otherwise determined by the General Counsel) following the Company’s public disclosure (through the filing of a Form 10-Q or 10-K, as appropriate, or through the issuance of an earnings press release) of the Company’s earnings results for that quarter; and
b.Beginning on the date that they have either been notified of a need to begin preparing or received drafts of any proposed public disclosure by the Company (through the filing of a Form 8-K, 10-Q, or 10-K, as appropriate, or through the issuance of a press release) of a material event, through the second full day of trading following the public disclosure, or as otherwise determined by the General Counsel.
Standard Blackout Periods for Directors. Directors and their Family Members are precluded from trading in securities of the Company beginning on the date that materials for a board meeting, other board action or any other purpose relating to significant strategic, financial, financial reporting and other public disclosure matters are sent to Directors through the second full day of trading (or as otherwise determined by the General Counsel) following the Company’s public disclosure (through the filing of a Form 8-K, 10-Q or 10-K, as appropriate, or through the issuance of a press release) of the matters disclosed in such materials.
Other Blackout Periods.
The Company shall notify Insiders of the above blackout periods and any additional blackout periods during which transactions in Company securities will be prohibited. Insiders are responsible for communicating the existence of blackout periods to their Family Members, but should not communicate such information to any other person.
8.Rule 10b5-1 Plan. Notwithstanding the foregoing, a transaction may be exempt from the prohibitions in this section if it is made pursuant to a Rule 10b5-1 Plan. A Rule 10b5-1 Plan must be adopted at a time when the person adopting the Rule 10b5-1 Plan is not aware of any material non-public information, and under this policy Insiders and their Family Members may not adopt a Rule 10b5-1 Plan for Company securities during a blackout period. Once a Rule 10b5-1 Plan is adopted, the person must not exercise any influence over the amount, pricing, and timing of transactions under the Rule 10b5-1 Plan. Any Rule 10b5-1 Plan for Company securities must be submitted to the General Counsel at least five business days in advance of the proposed adoption of the Rule 10b5-1 Plan. The General Counsel is under no obligation to approve a Rule 10b5-1 Plan.

An example form of Rule 10b5-1 Plan is attached as Appendix B. Many brokers require the use of their own form of Rule 10b5-1 Plan.
9.Standing and Limit Orders. Directors, Officers and Employees are permitted to have standing and limit orders on Company securities provided any such orders are made in compliance with this policy and applicable securities laws. No such standing or limit order shall be outstanding while any such Director, Officer or Employee is in possession of material non-public information or subject to any blackout periods pursuant to this policy.
B.Pre-Clearance Requirements
Except as set forth in Section III.C, each Director and Officer must pre-clear any transaction in Company securities. Pre-clearance requirements also extend to Family Members of a Director or Officer, as noted above.
1.A pre-cleared transaction must be executed, unless cancelled, within five business days of the date of the pre-clearance or within such other period as may be specifically designated in connection with the granting of such pre-clearance. If for any reason the transaction is not executed by the fifth business day or other designated period, pre-clearance must be obtained again before the transaction may be executed.
2.Requests for pre-clearance must be submitted in writing to the General Counsel (who may assign the pre-clearance request to an identified compliance designee) at least two business days in advance of a proposed transaction (“Notice Period”). A form for obtaining pre-clearance is attached as Appendix A. When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material non-public information about the Company, and should describe those circumstances fully in the request and be prepared to discuss them with the General Counsel or designee. The Notice Period may be waived by the General Counsel (but not the General Counsel’s compliance designee) if he/she is able to evaluate and determine the appropriateness of a proposed transaction under this policy in less than two business days.
3.No transaction in Company securities can be made by a Director or Officer or a Family Member of a Director of Officer without the prior written (including E-mail) grant of pre-clearance by the General Counsel or the General Counsel’s compliance designee. A copy of such grant of pre-clearance shall be maintained in the records of the General Counsel, and such grant of pre-clearance shall be evidence of any waiver of the Notice Period. The General Counsel or the General Counsel’s compliance designee are under no obligation to grant pre-clearance for a transaction submitted for pre-clearance, and may determine not to grant pre-clearance for the transaction. If a person seeks pre-clearance and pre-clearance is denied, then he or she should refrain from initiating any transaction in the Company’s securities, and should not inform any other person of the restriction.
4.No person may pre-clear his/her own transactions in Company securities. The Company’s Chief Financial Officer will receive the General Counsel’s written requests for pre-clearance and provide prior written clearance of the planned transactions in Company securities. Either the Chief Financial Officer or General Counsel may receive the written request for pre-clearance of any compliance designee identified by the General Counsel for purposes of assisting with the implementation of this policy.
C.Transactions Exempt from Pre-Clearance Requirements and Trading Restrictions
1.Certain transactions are exempt from both the trading restrictions in Section III.A and the pre-clearance requirements in Section III.B, above. These transactions include:
a.Regular and matching contributions to the Company stock fund of a benefit plan;
b.Regular reinvestments pursuant to a dividend reinvestment plan;
c.Transactions made pursuant to a Rule 10b5-1 Plan;
d.Transactions in mutual funds that are invested in Company securities;
e.Grants of annual and other equity compensation awards to Directors, Officers and Employees as contemplated under the Company’s equity incentive plans;
f.The retention and withholding by the Company from delivery to a Director or Officer (but no other employee of the Company) of Company securities upon vesting of restricted stock or similar awards of a number of shares necessary to satisfy the Director or Officer’s tax withholding obligations (i.e., “net settlement”) in a manner permitted by the applicable equity award agreement or the Company plan pursuant to which the restricted stock or similar award was granted; and
g.The sale on behalf of any Employee by a broker or broker(s) designated by the Company upon the vesting of restricted stock or similar awards of a number of shares necessary to satisfy the Employee’s tax withholding obligations (i.e., “sell-to-cover”) in a manner permitted by the applicable equity award agreement or the Company plan pursuant to which the restricted stock or similar award was granted.
To facilitate compliance with this policy, and as indicated above, it is the Company’s policy that, to the extent permitted by the applicable equity agreement or Company plan, (i) all tax withholding obligations of any Director or Officer shall be satisfied by net settlement and (ii) all tax withholding obligations of any Employee shall be satisfied by sell-to-cover.
2.To facilitate compliance with reporting requirements under Section 16 of the Exchange Act, the following transactions are subject to the pre-clearance requirements in Section III.B, when applicable, but are exempt from the blackout restrictions in Section III.A.7:
a.The exercise of Company awarded stock options for cash and without a subsequent sale of shares acquired pursuant to the option exercise (other than for any share withholding transactions directly with the Company);

b.Provided that a Director, Officer or Insider and his or her designated transferee enters into a transfer and any other agreement that may be required by the Company pursuant to an award agreement or other arrangement, such person may transfer Company securities, including the right to receive a distribution of Company securities under an equity compensation award, pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by applicable law that contains information consistent with compliance with Rule 10b5-1 and any other information required by the Company to effectuate the transfer; and
c.A transaction that involves merely a change in the form in which a Director, Officer or Insider owns Company securities.
3.Post-Termination Transactions. This policy continues to apply to transactions in Company securities even after termination of service to the Company. If an individual is aware of material non-public information when his or her service terminates, that individual may not trade in Company securities until that information has become public or is no longer material. However, the pre-clearance requirements will cease to apply to transactions in Company securities upon the expiration of any blackout period applicable at the time of the termination of service.
IV.Related Statutory Trading Restrictions and Reporting Obligations
A.Transaction Reporting Obligations: Section 16(a) of the Exchange Act
1.Persons Required to File Reports Under Section 16(a). Each Director, Officer, and 10% Shareholder is required to file reports of beneficial ownership of the Company’s Equity Securities with the SEC and with the exchange on which the securities are registered. Beneficial ownership is defined in Rule 16a-1 under the Exchange Act.
2.Reports to Be Filed
a.Form 3: Initial Statement of Beneficial Ownership of Securities
Must be filed within 10 days after becoming a Director, Officer, or 10% Shareholder. Each Director and Officer is obligated to file a Form 3 even if they do not own any Company securities.
b.Form 4: Statement of Transactions/Other Changes in Beneficial Ownership of Securities
Must be filed within two business days after a transaction in Company securities or other change in beneficial ownership, subject to certain limited exceptions.
c.Form 5: Annual Statement of Changes in Beneficial Ownership of Securities
Must be filed within 45 days after the Company’s fiscal year end and must report any transactions or holdings that should have been reported during the fiscal year on a Form 3 or Form 4 but were not, and previously unreported transactions eligible for deferred reporting on Form 5.

3.Obligation to File Required Reports
a.While the direct obligation to report holdings and transactions in Equity Securities is that of the Director, Officer, or 10% Shareholder, the Company (if requested) will facilitate the electronic filing of the required transaction reports to the SEC and applicable exchanges (for 10% Shareholders, the Company will only assist those also acting in the capacity of Director, Officer, or Employee).
b.In order to ensure that the Company has all transaction data necessary to file applicable transaction reports, each Director, Officer, and 10% Shareholder who is also an Employee shall comply at all times with the pre-clearance requirements specified in Section III.B above and also provide or arrange for the provision of transaction detail to the General Counsel or his/her designee immediately following the completion of such transaction. Transaction details should include:
i.the number of shares purchased, sold, or otherwise transferred;
ii.the amount paid or received;
iii.the trade and settlement dates; and
iv.the expiration date of each option reported.
c.Questions regarding transaction reports and transactions to be reported thereon should be directed to the General Counsel.
B.Disgorgement of Short Swing Profits. The Company has the absolute right to recover any profits from any non-exempt purchase and sale or non-exempt sale and purchase of the Company’s equity securities within any period of less than six months and in which a Director, Officer, or 10% Shareholder has a beneficial ownership interest.
V.Responses to Issues Arising Under This Policy
The General Counsel will address issues arising under this policy, including violations and the consequences of any violations, through consultation with other members of the Company’s management, the Company’s outside counsel and, as appropriate, the Audit Committee of the Company’s Board of Directors.
VI.Definitions
All capitalized terms used in this policy have the meanings set out below:
A.“10% Shareholder” means each shareholder who is directly or indirectly the beneficial owner of more than 10% of any class of any Equity Security issued by the Company.
B.“Affiliate” means any entity that controls, is controlled by, or is under common control with the Company. For the avoidance of doubt, Driftwood LNG Holdings LLC is deemed an Affiliate for purposes of this policy.
C.“Company” means Tellurian Inc.
D.“Director” means a member of the Board of Directors of the Company.
E.“Employee” means each employee of the Company and its Affiliates (other than an employee who is a Director or Officer).

F.“Equity Securities” include equity securities as well as derivative securities relating to the Company, including options, warrants, convertible securities, and stock appreciation rights or similar securities with a value derived from the value of the Company’s equity securities.
G.“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
H.“Family Member” means the family members of Directors, Officers, or Employees who reside with the respective Director, Officer, or Employee (including a spouse, a child, a child away at college, stepchildren, parents, stepparents, grandparents, siblings, and in-laws), anyone else who lives in the respective Director, Officer, or Employee’s household (other than household staff), and any family members who do not live in the respective Director, Officer, or Employee’s household but whose transactions in Company securities are directed by the Director, Officer, or Employee or are subject to the Director, Officer, or Employee’s influence or control, such as parents or children who consult with the Director, Officer, or Employee before they trade in Company securities.
I.“Insider” means each Director, Officer, designated member of the Company’s Disclosure Committee, and Employee who the Company’s General Counsel determines may have access to material non-public information about the Company. The Company shall provide written notification to each Employee (other than a designated member of the Company’s Disclosure Committee) deemed to be an Insider under this policy.
J.“Officer” means each officer of the Company defined under Rule 16a-1(f) of the Exchange Act and identified by the Company as such and, solely for purposes of the pre-clearance requirements of Section III.B, and the exceptions to those requirements set forth in Section III.C, each Executive Vice President.
K.“Other Entities” means other entities with which the Company or its Affiliates does business.
L.“Rule 10b5-1 Plan” means a written contract, instruction, or plan for the purchase or sale of securities that either specifies the amount, pricing, and timing of transactions in advance, or includes a written formula or algorithm for determining the amount, pricing, and timing of transactions, and otherwise meets the requirements of Rule 10b5-1, which provides a defense from insider trading liability that allows a person to plan in advance, at a time when the person is not aware of material non-public information, for the purchase or sale of securities so that the purchase or sale can be executed later at a time when the person may have become aware of material non-public information.
M.“SEC” means the U.S. Securities and Exchange Commission.
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Tellurian Inc.

Insider Trading Policy Certificate of Compliance
Issued to (Name):
Date:
Acknowledgement:
My signature below indicates that I have read, understand, accept, and agree to comply with the Tellurian Inc. Insider Trading Policy. I understand that my failure to comply in any respect with this policy may be a basis for termination of my employment or other relationship with Tellurian Inc.
Signature:
Name:
Date:

Appendix A
Tellurian Inc.

Insider Trading Policy Pre-Clearance Form
In connection with the proposed [check one] ☐ purchase, ☐ sale, or ☐ other transaction (describe:     )
of or with respect to shares of the common stock of Tellurian Inc. (the “Company”), the undersigned hereby represents and certifies that he or she is not aware of any material non-public information concerning the Company or any other information that would make the proposed transaction a violation of the Company’s Insider Trading Policy. The undersigned further represents and certifies that he or she is aware of and understands the provisions of Rule 144 under the Securities Act of 1933 and Section 16 of the Securities Exchange Act of 1934 and the U.S. Securities and Exchange Commission rules thereunder, as such provisions may apply to the proposed transaction, and that such transaction will be completed in compliance with such provisions. The undersigned understands and acknowledges that pre-clearance for such transaction by the General Counsel of the Company as indicated below does not relieve the undersigned of his or her obligations under securities laws.
Signature:
Name:
Date:
The undersigned General Counsel of the Company, after due consideration of Company matters which the above individual would generally be deemed to know, is not aware of any information that would make the above representations not true and correct. Therefore, pursuant to the Company’s Insider Trading Policy, the above individual is hereby pre-cleared to engage in the proposed transaction with respect to the above-indicated shares of the Company’s common stock effective as of the date indicated below. Such pre-clearance shall be effective for five business days.
General Counsel
Signature:
Name:
Date:

Appendix B
Form of Rule 10b5-1 Plan
Trading Plan of [Insert Name of Individual]
(“Participant”) For Stock of Tellurian Inc.
Pursuant to Rule 10b5-1
Date of Plan:
Date of Commencement of Plan:
Date of Termination of Plan: Instructions:
I hereby instruct [insert name(s) of broker(s)] to execute transactions in Tellurian Inc. (the “Company”) shares during the Term of Plan as follows:
[Instructions should specify:
1.The dates on which securities are to be purchased/sold. This requirement may be satisfied by designating specific dates or intervals of time or by designating times at which certain specific events will take place; (Note: the commonly preferred course is a routine set of transactions (e.g., purchase X shares the first of every month for the next 6 months));
2.The amount of securities to be purchased or sold on each date. This requirement may be satisfied by designating a certain number of shares, a percentage of the Participant’s holdings, or the number of shares required to produce a specific dollar amount; and
3.The prices at which securities are to be purchased or sold on each date. This requirement may be satisfied by specifying a specific dollar price, a limit price, or by stating “prevailing market price”.]
Required Representations:
1.As of the Plan date, I am not aware of material non-public information regarding the Company or its affiliates and I am adopting this Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, Rule 10b5-1 or any other securities law; and
2.After the Plan date, I will not exercise any influence over transactions in the Company’s stock authorized pursuant to the Plan.
Rule 144 Reporting: All sale transactions of securities not previously registered and contemplated under the Plan shall be executed pursuant to Rule 144 under the U.S. Securities Act of 1933. On or before the execution date of each sale transaction contemplated under this Plan, I shall file or shall arrange for the executing broker to file on my behalf, a Form 144 with the U.S. Securities and Exchange Commission and any applicable securities exchange. The Form 144 notice shall indicate that the reported sale is being made pursuant to this Plan.
Section 16(a) Reporting: Each transaction executed under this Plan shall be reported on a Form 4 consistent with my reporting obligations under Section 16(a) of the U.S. Securities Exchange Act of 1934 (the “1934 Act”) and the rules and regulations promulgated thereunder, and I shall file or arrange for the Company to file on my behalf each such Form 4 by the end of the second business day following the day on which each transaction is executed under this Plan.
Amendment: This Plan may be amended subsequent to the Date of Plan only if the amendment is approved by the General Counsel of the Company. I am not aware of material non-public information regarding the Company or its affiliates at the time of the amendment, and the amendment is otherwise effected consistent with the provisions of Rule 10b5-1 under the 1934 Act.
Termination: This Plan shall terminate upon:
3.The death of the Participant;
4.The Participant’s termination of employment or other relationship with the Company;
5.The announcement of a merger or acquisition involving the Company;
6.The announcement of a new public offering of the Company’s securities;
7.The initiation of divorce or bankruptcy proceedings involving the Participant;
8.Request of the Participant or the Company that is approved by the General Counsel of the Company, and that does not violate Section 10(b) of the 1934 Act (or Rule 10b-5 thereunder) and complies with Rule 10b5-1 promulgated thereunder; or
9.The completion of the purchase or sale of all securities as specified under this Plan.
Agreed to by:
Signature:
Name:
Title:
Date:
Approved by:
Signature:
Name:
Title:
Date: